Exhibit 3.1(oo)

ARTICLES OF RESTATEMENT OF

New Edge Networks of Virginia, Inc.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.                                       The name of the corporation immediately prior to restatement is New Edge Networks of Virginia, Inc.

2.                                       The restatement contains an amendment to the articles of Incorporation.

3.                                       The text of the amended and restated articles of incorporation is attached hereto.

4.                                       The restatement was adopted by the corporation on August 25, 2008.

5.                                       The board of directors duly approved the adoption of the restatement. Shareholder approval of the restatement was not required because the corporation has not issued shares.

Executed in the name of the corporation by:

/s/ Penny H. Bewick	August 25, 2008

Penny H. Bewick	Vice President and Secretary

0668724-8 (SCC 1D no)	360-906-9775

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NEW EDGE NETWORKS OF VIRGINIA, INC.

The undersigned, pursuant to Chapter 9 of Title 13.1 of the code of Virginia (the “Virginia Stock Corporation Act”) states as follows:

FIRST:                                                           The name of the corporation is New Edge Networks of Virginia, Inc. (the “Corporation”).

SECOND:                                            The purpose of the Corporation is to engage in the business of a public service company. Specifically, the Corporation will provide telecommunications services and broadband communications services and other services so far as may be related to or incidental thereto.

THIRD:                                                       The total number of share of all classes that the Corporation shall have authority to issue is 1,000 shares, $0.01 par value, to be issued as shares on Common Stock.

FOURTH:                                           Except as otherwise required by law or expressly provided in these Articles of Incorporation, each share of Common Stock shall entitle the holder thereof to one (1) vote of each matter submitted to a vote of the stockholders.

FIFTH:                                                          In furtherance and not limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation, subject to any specific limitations on such power provided by any By-Laws adopted by the stockholders.

SIXTH:                                                        The Corporation is to have perpetual existence.

SEVENTH:                                    The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

EIGHTH:                                                A.                                   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 13.1-692 of the Virginia Stock Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit. If the Virginia Stock Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Virginia Stock Corporation Act, as so amended. Any repeal of the modification of this Section A by the stockholders of the

Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

B.                                     Each person who was or is made a party or is threatened to be made a party to or is or was involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of the partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section C of this Article Tenth with respect to the proceedings seeking to enforce rights to indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section B shall be contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Virginia Stock Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which services was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of any undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section B or otherwise.

C.                                     If a claim under Section B of this Tenth Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the Virginia Stock Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of the Corporation (including its Board of Directors, independent legal counselor stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Virginia Stock

Corporation Act, nor an actual determination by the Corporation (including its Board of Director, independent legal counselor stockholder) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

D.                                    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Tenth Article shall not be exclusive to any other right that any person may have or hereafter acquire under any statue, provision of these Articles of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

E.                                      The Corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, providing a trust fund, letter of credit, or self insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other corporation, partnership, joint venture, trust or other enterprise against any expenses, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Virginia Stock Corporations Act.

E.                                      The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of the Article Tenth with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.